Exhibit 21.1

SUBSIDIARIES OF GLOBAL SOURCES LTD.

The subsidiary of Fairchild (Bermuda), Ltd. is Fairchild Technologies (Bermuda), Ltd. which is incorporated in Bermuda.

After the share exchange, the subsidiaries of Fairchild (Bermuda), Ltd. which changed its name to Global Sources Ltd., are as follows:

Name Jurisdiction of Organization

Fairchild Technologies (Bermuda), Ltd. Bermuda

Trade Media Holdings Ltd. Cayman Islands

ASM Business Services Ltd Cayman Islands

A.S. Mediaconsult Limited Cyprus

China Media Advertising Inc Liberia

E-Commerce International Ltd. Bermuda

Earldom Limited British Virgin Islands

Earldom Computer Software (Shenzhen) Company Limited China

Equitable Accounting Services Limited Hong Kong

Export Media Ltd British Virgin Islands

Fertile Valley Pte. Ltd. Singapore

Floro Company Limited Hong Kong

Global Capital Group Holdings Limited British Virgin Islands

Global Sources Research Foundation Ltd. British Virgin Islands

Hillcrest Services Limited British Virgin Islands

Japan Publishing Limited Japan

Lazenby Services Limited British Virgin Islands

LER Corporation USA - Delaware

Media Data Systems Pte Limited Singapore

Media Productions Limited Cayman Islands

Pine Grove B.V. Netherlands

Publishers Representatives Limited Hong Kong

Name Jurisdiction of Organization

Steady Access Resources Ltd. British Virgin Islands

Targeted Marketing Promotions Corp. Liberia

Trade Mag Europe S.A. Belgium

Trade Management Software Limited Cayman Islands

Trade Magazine Productions Limited Hong Kong

Trade Media Limited Cayman Islands

Trade Point Hong Kong Ltd. Hong Kong

World Executive's Digest Limited Cayman Islands